                                                                  Execution Copy






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                          AGREEMENT AND PLAN OF MERGER


                                  BY AND AMONG


                                  AIRTOURS plc,


                        BLUE SEA FLORIDA ACQUISITION INC.


                                       AND


                       TRAVEL SERVICES INTERNATIONAL, INC.




                          Dated as of February 21, 2000





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

                                TABLE OF CONTENTS


                                                                            Page
                                                                            ----



ARTICLE I     THE OFFER......................................................2

      1.01  The Offer........................................................2
      1.02  Company Actions..................................................3
      1.03  Composition of the Board of Directors............................5

ARTICLE II    THE MERGER AND RELATED MATTERS.................................6

      2.01  The Merger.......................................................6
      2.02  Closing..........................................................6
      2.03  Effective Time...................................................6
      2.04  Effect of Merger.................................................6
      2.05  Directors and Officers of the Surviving Corporation..............6
      2.06  Conversion of Stock..............................................7
      2.07  Dissenting Stock.................................................7
      2.08  Surrender of Certificates........................................8
      2.09  Payment..........................................................8
      2.10  No Further Rights of Transfers...................................9
      2.11  Stock Option and Other Plans.....................................9
      2.12  Articles of Incorporation of the Surviving Corporation..........10
      2.13  By-Laws of the Surviving Corporation............................10

ARTICLE III   REPRESENTATIONS AND WARRANTIES................................10

      3.01  Representations and Warranties of the Company...................10
            (a)   Due Organization, Good Standing and Corporate Power.......10
            (b)   Authorization and Validity of Agreement...................11
            (c)   Capitalization............................................11
            (d)   Consents and Approvals; No Violations.....................12
            (e)   Company Reports and Financial Statements..................13
            (f)   Absence of Certain Changes................................13
            (g)   Compliance with Laws......................................13
            (h)   Litigation................................................14
            (i)   Employee Benefit Plans....................................14
            (j)   Taxes.....................................................15
            (k)   Intellectual Properties...................................16
            (l)   Proxy Statement and Schedule 14D-9........................16
            (m)   Broker's or Finder's Fee..................................16
            (n)   Environmental Laws and Regulations........................17
            (o)   State Takeover Statutes ..................................18
            (p)   Opinion of Financial Advisor..............................18


                                      (i)

                                                                            Page
                                                                            ----

            (q)   Rights Agreement..........................................18
      3.02  Representations and Warranties of Parent and Purchaser..........19
            (a)   Due Organization; Good Standing and Corporate Power.......19
            (b)   Authorization and Validity of Agreement...................19
            (c)   Consents and Approvals; No Violations.....................20
            (d)   Broker's or Finder's Fee..................................20
            (e)   Parent Not an Affiliated Shareholder......................20
            (f)   Financing.................................................20

ARTICLE IV    TRANSACTIONS PRIOR TO EFFECTIVE DATE..........................21

      4.01  Access to Information Concerning Properties and Records.........21
      4.02  Confidentiality.................................................21
      4.03  Conduct of the Business of the Company Pending the Effective
            Date............................................................21
      4.04  Proxy Statement.................................................22
      4.05  Shareholder Approval............................................23
      4.06  Reasonable Efforts..............................................23
      4.07  No Solicitation of Other Offers.................................24
      4.08  Notification....................................................26
      4.09  HSR Act.........................................................26
      4.10  Employee Benefits...............................................26
      4.11  Indemnification of Directors and Officers of the Company........27

ARTICLE V     CONDITIONS PRECEDENT TO MERGER................................28

      5.01  Conditions Precedent to Obligations of Parent, Purchaser and
            the Company.....................................................28
            (a)   Approval of Company's Shareholders........................29
            (b)   HSR Act...................................................29
            (c)   Injunction................................................29
            (d)   Statutes..................................................29
            (e)   Payment for Common Stock..................................29

ARTICLE VI    TERMINATION AND ABANDONMENT...................................29

      6.01  Termination.....................................................29
      6.02  Effect of Termination...........................................31

ARTICLE VII   MISCELLANEOUS.................................................31

      7.01  Fees and Expenses...............................................31
      7.02  Representations and Warranties..................................32
      7.03  Extension; Waiver...............................................32
      7.04  Public Announcements............................................32
      7.05  Notices.........................................................32
      7.06  Entire Agreement................................................34
      7.07  Binding Effect; Benefit; Assignment.............................34
      7.08  Governing Law And Venue; Waiver Of Jury Trial...................34
      7.09  Amendment and Modification......................................35


                                      (ii)

      7.10  Further Actions.................................................35
      7.11  Headings........................................................35
      7.12  Counterparts....................................................35
      7.13  Severability....................................................35
      7.14  Certain Definitions.............................................35
      7.15  Transfer Taxes..................................................36

EXHIBIT A      Voting and Tender Agreement...................................A


                                     (iii)

                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------


            AGREEMENT AND PLAN OF MERGER, dated as of February 21, 2000 (this "Agreement"), by and among AIRTOURS plc, a corporation organized under the laws of the United Kingdom ("Parent"), BLUE SEA FLORIDA ACQUISITION INC., a Florida corporation and an indirect wholly-owned subsidiary of Parent ("Purchaser"), and TRAVEL SERVICES INTERNATIONAL, INC., a Florida corporation (the "Company").

            WHEREAS, the respective Boards of Directors of Parent, Purchaser and the Company have approved the acquisition of the Company by Purchaser on the terms and conditions set forth herein;

            WHEREAS, in contemplation thereof Parent will cause Purchaser to make a tender offer (as it may be amended from time to time as permitted under this Agreement, the "Offer") to purchase all the issued and outstanding shares of common stock, $0.01 par value, of the Company ("Common Stock") and the associated common share purchase rights (the "Rights", and together with the Common Stock, the "Shares") issued pursuant to the Shareholders Rights Agreement, dated as of January 28, 1999, by and between the Company and American Stock Transfer & Trust Company (as amended from time to time, the "Rights Agreement"), subject to the terms and conditions of this Agreement, at a price of $26 per Share, net to the seller in cash, without interest thereon (such price, or any such higher price per Share as may be paid to any holder of Shares in the Offer, being referred to herein as the "Offer Price");

            WHEREAS, to complete such acquisition, the respective Boards of Directors of Parent, Purchaser and the Company have approved and adopted this Agreement, and have determined advisable, the merger of Purchaser with and into the Company, with the Company being the surviving corporation (the "Merger"), pursuant to and subject to the terms and conditions of this Agreement;

            WHEREAS, the Board of Directors of the Company, based on the unanimous recommendation of the Special Committee of the Board of Directors of the Company (the "Special Committee"), has, in light of and subject to the terms and conditions set forth herein: (i) determined that (A) the consideration to be paid for each Share held by the shareholders in the Merger is fair to such shareholders of the Company, and (B) the Merger is otherwise in the best interests of the Company and its shareholders, and (ii) resolved to approve and adopt this Agreement and the transactions contemplated hereby and to recommend approval and adoption by the shareholders of the Company of this Agreement;

            WHEREAS, certain shareholders of the Company have indicated their intention to execute and deliver a Voting and Tender Agreement, in the form attached hereto as Exhibit A (the "Voting and Tender Agreement"), pursuant to which, subject to the terms and conditions contained therein, such shareholders shall tender all Shares owned by them into the Offer and vote their shares of Common Stock in favor of the transactions contemplated by this Agreement.

            NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements herein contained, the parties hereto agree as follows:

                                    ARTICLE I

                                    THE OFFER

            1.01  The Offer.

            (a) Provided that this Agreement shall not have been terminated in accordance with Article VI hereof and so long as none of the events set forth in Annex A hereto (the "Tender Offer Conditions") shall have occurred and are continuing, as promptly as practicable, but in no event later than the seventh Business Day after the date of this Agreement, Parent shall cause Purchaser to, and Purchaser shall, commence (within the meaning of Rule 14d-2 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) the Offer. The obligations of Purchaser to accept for payment and to pay for any Shares tendered shall be subject only to the Tender Offer Conditions, any of which may be waived by Purchaser; provided, that the Minimum Condition (as defined in Annex A hereto) may not be waived by Purchaser without the prior written consent of the Company. Purchaser expressly reserves the right to modify the terms of the Offer; provided, that without the consent of the Company, Purchaser shall not (i) reduce the number of Shares sought to be purchased in the Offer, (ii) reduce the Offer Price, (iii) add to the Tender Offer Conditions, (iv) modify the Tender Offer Conditions or any other term or condition of the Offer in a manner that is adverse to the holders of Common Stock, (v) change the form of consideration payable in the Offer or (vi) except as provided in the last two sentences of this subsection (a) or as required by law, extend the Offer beyond any scheduled expiration date. Purchaser covenants and agrees that, subject to the terms and conditions of this Agreement, including, but not limited to, the Tender Offer Conditions and the last sentence of this Section 1.01(a), unless the Company otherwise consents in writing it will accept for payment and pay for the Shares as soon as it is permitted to do so under applicable law (but in any event, in the case of accepting for payment, within one Business Day after the Offer terminates). Purchaser agrees that if it is unable to consummate the Offer on the initial scheduled expiration date due to the failure of the Tender Offer Conditions set forth in Annex A to be satisfied or waived, Purchaser shall, unless this Agreement has been terminated in accordance with its terms, extend the Offer and set a subsequent scheduled expiration date, and shall continue to so extend the Offer and set subsequent scheduled expiration dates, until the termination of this Agreement in accordance with its terms; provided, that any such extended expiration date shall not be later than the earlier of (x) ten Business Days following the previously scheduled expiration date and (y) the date on which Purchaser reasonably believes that all Tender Offer Conditions will be satisfied or waived. Notwithstanding anything in this subsection (a) to the contrary, Purchaser may extend the Offer, without the Company's consent, on one or more occasions, for any reason, up to a maximum of three Business Days in the aggregate, notwithstanding the prior satisfaction of the Tender Offer Conditions so long as Purchaser irrevocably waives the continued satisfaction of any of the Tender Offer Conditions.

            (b) As soon as practicable on the date that the Offer is commenced, Parent and Purchaser, together with such other Persons as shall be required to be included as parties to such filings, shall file, with the Securities and Exchange Commission (the "Commission") a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the "Schedule TO") with respect to the Offer. The Schedule TO shall contain (included as an exhibit) or shall incorporate by reference an offer to purchase (the "Offer to Purchase") and a form of the related letter of transmittal (the "Letter of Transmittal"), as well as all other information and exhibits required by law (which Schedule TO, Offer to Purchase, Letter of Transmittal and such other information and exhibits, together with any supplements or amendments thereto, are referred to herein collectively as the "Offer Documents"). The Company and its counsel shall be given the opportunity to review and comment upon the Offer Documents prior to their filing with the Commission. The Offer Documents will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the Commission and the date first published, sent or given to the Company's shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Parent or Purchaser with respect to any information supplied by the Company or its officers, directors or affiliates in writing for inclusion in the Offer Documents or any amendment or supplement thereto. If, at any time prior to the expiration or termination of the Offer, any event occurs that should be described in an amendment or supplement to the Offer Documents, Parent and Purchaser will, and Parent will cause Purchaser to, file and disseminate, as required, an amendment or supplement which complies in all material respects with the Exchange Act and the rules and regulations thereunder and any other applicable laws. Prior to its filing with the Commission, the amendment or supplement shall be delivered to the Company and its counsel and the Company and its counsel shall be given the opportunity to comment thereon. The written information supplied or to be supplied by Parent and Purchaser for inclusion in the Proxy Statement and the Schedule 14D-9 (as defined in Section
1.02 hereof) of the Company will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading. Each of Parent and Purchaser agrees to provide the Company and its counsel with copies of any written comments Parent and Purchaser or their counsel may receive from the Commission or its staff with respect to the Offer Documents promptly after the receipt of such comments and shall provide the Company and its counsel an opportunity to participate, including by way of discussions with the Commission or its staff, in the response of Parent and Purchaser to such comments.

            (c) Parent shall provide or cause to be provided to Purchaser on a timely basis the funds necessary to accept for payment, and pay for any Shares that Purchaser becomes obligated to accept for payment, and pay for, pursuant to the Offer.

            1.02  Company Actions.

            (a) The Company hereby approves of and consents to the Offer and the Merger and represents that:

            (I) its Board of Directors, based on the unanimous recommendation of the Special Committee (at a meeting duly called and held) has (i) determined that each of the Agreement, Offer and the Merger is fair to, and in the best interest of, the holders of Shares, (ii) approved this Agreement, the Offer, the Merger and the Voting and Tender Agreement and approved and adopted this Agreement, and the transactions contemplated hereby, in accordance with the provisions of the Florida Business Corporation Act (the "FBCA"), (iii) taken the actions contemplated by Section 3.01(q) of this Agreement, and (iv) recommended the acceptance of the Offer and the approval and adoption of this Agreement and the Merger by the shareholders of the Company; provided, however, that such recommendation may be withdrawn, modified or amended as provided in Section 4.07; and (II) Allen & Company Incorporated has delivered to the Board of Directors of the Company its opinion that the consideration to be received by the holders of Common Stock (other than Parent and Purchaser) pursuant to the Offer and the Merger is fair to the holders of Common Stock from a financial point of view, subject to the assumptions and qualifications contained in such opinion.

            (b) The Company shall file with the Commission, as soon as practicable after the commencement of the Offer, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the "Schedule 14D-9") containing the recommendations referred to in subsection 1.02(a) hereof and shall disseminate the Schedule 14D-9 as required by Rule 14d-9 under the Exchange Act, and shall mail, or cause to be mailed, such Schedule 14D-9 to the shareholders of the Company, to the extent practicable, at the same time the Offer Documents are first mailed to the shareholders of the Company, together with such Offer Documents; provided, however, that nothing contained in this Agreement shall restrict the Board of Directors of the Company from withdrawing, modifying or amending such recommendation or other action in accordance with Section 4.07. Parent and Purchaser and their counsel shall be given the opportunity to review and comment on the Schedule 14D-9 prior to its filing with the Commission. The Schedule 14D-9 will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the Commission and on the date first published, sent or given to the Company's shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent or Purchaser or their officers, directors or affiliates in writing for inclusion in the Schedule 14D-9. If at any time prior to the expiration or termination of the Offer, any event occurs which should be described in an amendment or supplement to the Schedule 14D-9 or any amendment or supplement thereto, the Company will file and disseminate, as required, an amendment or supplement which complies in all material respects with the Exchange Act and the rules and regulations thereunder and any other applicable laws. Prior to its filing with the Commission, the amendment or supplement shall be delivered to Parent and its counsel and Parent and its counsel shall be given an opportunity to comment thereon. The written information supplied or to be supplied by the Company for inclusion in the Offer Documents will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading. The Company agrees to provide Parent and its counsel with any comments the Company or its counsel may receive from the Commission or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments and shall provide Parent and its counsel an opportunity to participate, including by way of discussions with the Commission or its staff, in the response of the Company to such comments.

            (c) In connection with the Offer, the Company will promptly furnish Purchaser with mailing labels, security position listings and any available listing or computer list containing the names and addresses of the record holders of the Common Stock as of the most recent practicable date and shall furnish Purchaser with such additional information (including, but not limited to, updated lists of holders of Common Stock and their addresses, mailing labels and lists of security positions) and such other assistance as Purchaser or its agents may reasonably request in communicating the Offer to the Company's shareholders. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent, Purchaser and their respective affiliates, associates, agents, and advisors, shall keep confidential and use the information contained in any such labels, listings and files only in connection with the Offer and the Merger and, if this Agreement shall be terminated, will deliver to the Company all copies of such information then in their possession.

            1.03 Composition of the Board of Directors. Promptly upon the acceptance for payment of, and payment by Purchaser in accordance with the Offer for, any Shares, and from time to time thereafter as Shares are acquired by Purchaser, Purchaser shall be entitled to designate such number of directors on the Board of Directors of the Company, rounded up to the next whole number, as will give Purchaser, subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, representation on such Board of Directors equal to at least that number of directors which equals the product of the total number of directors on the Board of Directors (giving effect to the directors elected pursuant to this sentence) multiplied by a fraction, the numerator of which shall be the number of Shares so accepted for payment and paid for or otherwise acquired or owned by Parent or Purchaser and the denominator of which shall be the number of shares of Common Stock then issued and outstanding, and the Company and its Board of Directors shall, at such time, use its reasonable efforts to cause Purchaser's designees to be appointed to the Company's Board of Directors. In no event shall there be less than two Independent Directors (as hereinafter defined) on the Company's Board of Directors. Subject to applicable law, the Company shall take all action requested by Parent which is reasonably necessary to effect any such election, including mailing to its shareholders an information statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and the Company agrees to make such mailing with the mailing of the Schedule 14D-9, so long as Purchaser shall have provided to the Company on a timely basis all information required to be included in an information statement with respect to Purchaser's designees. In furtherance thereof, the Company will increase the size of the Company's Board of Directors, or use its reasonable efforts to secure the resignation of directors, or both, as is necessary to permit Purchaser's designees to be elected to the Company's Board of Directors. Following the election of any Purchaser's designees pursuant to this Section 1.03 and prior to the Effective Time, any amendment of this Agreement or the Articles of Incorporation or By-Laws of the Company, any termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Purchaser or waiver of any of the Company's rights hereunder shall require the concurrence of a majority of the directors of the Company then in office who neither are Parent nor Purchaser's designees nor are employees of the Company or any of its Subsidiaries (the "Independent Directors"). The Independent Directors shall have the authority to retain such counsel and other advisors at the expense of the Company as are reasonably appropriate to the exercise of their duties in connection with this Agreement. In addition, the Independent Directors shall have the authority to institute any action, on behalf of the Company, to enforce performance of this Agreement.

                                   ARTICLE II

                         THE MERGER AND RELATED MATTERS

            2.01 The Merger. On the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the FBCA, at the Effective Time (as defined below), Purchaser shall be merged with and into the Company and the separate corporate existence of Purchaser shall cease, and the Company shall continue as the surviving corporation under the laws of the State of Florida under the name of "Travel Services International, Inc." (the "Surviving Corporation").

            2.02 Closing. The closing of the Merger (the "Closing") shall take place at the offices of White & Case LLP, at 200 South Biscayne Boulevard, Miami, Florida, at 10:00 a.m., local time, on a date to be specified by the parties hereto, which shall be no later than the second Business Day after satisfaction or waiver of all the conditions set forth in Article V hereof, unless another date or place is agreed to in writing by the parties hereto.

            2.03 Effective Time. As soon as practicable on or after the Closing, Purchaser and the Company will cause articles of merger (the "Articles of Merger") to be filed with the Department of State of the State of Florida in the manner required by Section 607.1105 of the FBCA, and the parties shall take such other and further actions as may be required by law to make the Merger effective. The Merger shall become effective at the time when the Articles of Merger have been duly filed with the Department of State of the State of Florida. The time the Merger becomes effective in accordance with applicable law is referred to as the "Effective Time" and the date on which the Merger become effective in accordance with applicable law is referred to as the Effective Date.

            2.04 Effect of Merger. From and after the Effective Time, the Merger shall have the effects set forth in Section 607.1106 of the FBCA.

            2.05 Directors and Officers of the Surviving Corporation. At the Effective Time, the directors of Purchaser immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each of such directors to hold office, subject to the applicable provisions of the Articles of Incorporation and By-Laws of the Surviving Corporation, until the next annual shareholders' meeting of the Surviving Corporation and until their respective successors shall be duly elected or appointed and qualified. At the Effective Time, the officers of the Company immediately prior to the Effective Time shall, subject to the applicable provisions of the Articles of Incorporation and By-Laws of the Surviving Corporation, be the officers of the

Surviving Corporation until their respective successors shall be duly elected or appointed and qualified.

            2.06  Conversion of Stock.  At the Effective Time:

            (a) Each Share then issued and outstanding (other than (i) any Shares then held by Purchaser or Parent, all of which shall be cancelled and none of which shall receive any payment with respect thereto and (ii) Shares held by Dissenting Shareholders (as defined in Section 2.07 hereof) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and represent the right to receive an amount in cash, without interest, equal to the price paid for each Share pursuant to the Offer (the "Merger Consideration") upon surrender, in the manner provided in Section 2.08 hereof, of the certificate that formerly evidenced such Share; and

            (b) Each share of common stock, par value $.01 per share, of Purchaser then issued and outstanding shall, by virtue of the Merger and without any action on the part of the holder thereof, become one fully paid and nonassessable share of common stock, $.01 par value, of the Surviving Corporation.

            2.07 Dissenting Stock. Notwithstanding anything in this Agreement to the contrary (including, without limitation, Section 2.06 hereof) but only to the extent required by the FBCA, Shares that are issued and outstanding immediately prior to the Effective Time and are held by holders of Shares who comply with all the provisions of the FBCA concerning the right of holders of Common Stock to dissent from the Merger and require an appraisal of their shares of Common Stock (the "Dissenting Shareholders") shall not be converted into the right to receive the Merger Consideration but shall become the right to receive such consideration as may be determined to be due such Dissenting Shareholder pursuant to Section 607.1320 of the FBCA; provided, that (i) if any Dissenting Shareholder shall subsequently deliver a written withdrawal of his or her demand for appraisal (with the written approval of the Surviving Corporation, to the extent permitted by the FBCA), or (ii) if any Dissenting Shareholder fails to establish and perfect, or shall have effectively withdrawn or lost, his or her entitlement to appraisal rights as provided by applicable law or (iii) to the extent permitted by the FBCA, if within the time period prescribed by the FBCA neither any Dissenting Shareholder nor the Surviving Corporation has filed a petition demanding a determination of the value of the shares of common stock outstanding at the Effective Time and held by Dissenting Shareholders, in accordance with applicable law, then such Dissenting Shareholder or Shareholders, as the case may be, shall forfeit the right to appraisal of such shares and such shares shall thereupon be deemed to have been converted into the right to receive, as of the Effective Time, the Merger Consideration, without interest. The Company shall give Parent and Purchaser (A) notice of any written demands for appraisal, withdrawals of demands for appraisal and any other related instruments received by the Company and (B) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal. The Company will not voluntarily make any payment with respect to any demands for appraisal and will not, except with the prior written consent of Parent, settle or offer to settle any demand.

            2.08  Surrender of Certificates.

            (a) Concurrently with or prior to the Effective Time, Parent shall designate a bank or trust company located in the United States and reasonably acceptable to the Company to act as paying agent (the "Paying Agent") for purposes of making the cash payments contemplated by Section 2.06(a). As soon as practicable after the Effective Time, Parent shall or shall cause the Paying Agent to mail and/or make available to each holder of a certificate theretofore evidencing shares of Common Stock a notice and letter of transmittal advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Paying Agent such certificate or certificates which immediately prior to the Effective Time represented outstanding Common Stock (the "Certificates") in exchange for the Merger Consideration deliverable in respect thereof pursuant to this Article II. Upon the surrender for cancellation to the Paying Agent of such Certificates, together with a letter of transmittal, duly executed and completed in accordance with the instructions thereon, and any other items specified by the letter of transmittal, the Paying Agent shall promptly pay to the Person (as defined in Section 7.14 hereof) entitled thereto the Merger Consideration deliverable in respect thereof. Until so surrendered, each Certificate shall be deemed, for all corporate purposes, to evidence only the right to receive upon such surrender the Merger Consideration deliverable in respect thereof to which such Person is entitled pursuant to this Article II. No interest shall be paid or accrued in respect of such cash payments.

            (b) If the Merger Consideration (or any portion thereof) is to be delivered to a Person other than the Person in whose name the Certificates surrendered in exchange therefor are registered, it shall be a condition to the payment of the Merger Consideration that the Certificates so surrendered shall be properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer, that such transfer otherwise be proper and that the Person requesting such transfer pay to the Paying Agent any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of the Paying Agent that such taxes have been paid or are not required to be paid.

            (c) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof as determined in accordance with this Article II; provided, that, the Person to whom the Merger Consideration is paid shall, as a condition precedent to the payment thereof, give the Surviving Corporation a bond in such sum as it may direct or otherwise indemnify the Surviving Corporation in a manner satisfactory to it against any claim that may be made against the Surviving Corporation with respect to the Certificate claimed to have been lost, stolen or destroyed.

            2.09 Payment. Concurrently with or immediately prior to the Effective Time, Parent shall cause Purchaser to, and Purchaser shall, deposit in trust with the Paying Agent cash in United States dollars in an aggregate amount equal to the aggregate Merger Consideration to which holders of shares of Common Stock upon consummation of the Merger are entitled (such amount being hereinafter referred to as the "Payment Fund"). The Payment Fund shall be invested by the Paying Agent as directed by Parent in direct obligations of the United States, obligations for which the full faith and credit of the United States is pledged to provide for the payment of principal and interest, commercial paper rated of the highest quality by Moody's Investors Services, Inc. or Standard & Poor's Ratings Group or certificates of deposit, bank repurchase agreements or bankers' acceptances of a commercial bank having at least $1,000,000,000 in assets (collectively the "Permitted Investments") or in money market funds which are invested in Permitted Investments, and any net earnings with respect thereto shall be paid to Parent as and when requested by Parent. The Paying Agent shall, pursuant to irrevocable instructions, make the payments referred to in Section
2.06 hereof out of the Payment Fund. The Payment Fund shall not be used for any other purpose except as otherwise agreed to by Parent. Promptly following the date which is six months after the Effective Time, the Paying Agent shall return to the Surviving Corporation all cash, certificates and other instruments in its possession that constitute any portion of the Payment Fund, and the Paying Agent's duties shall terminate. Thereafter, each holder of a Certificate may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the Merger Consideration, without interest, but shall have no greater rights against the Surviving Corporation or Purchaser than may be accorded to general creditors of the Surviving Corporation or Parent under applicable law. Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to a holder of shares of Common Stock for any Merger Consideration delivered to a public official pursuant to applicable abandoned property, escheat and similar laws.

            2.10 No Further Rights of Transfers. At and after the Effective Time, each holder of a Certificate shall cease to have any rights as a shareholder of the Company, except for, in the case of a holder of a Certificate (other than shares to be canceled pursuant to Section 2.06(a) hereof, and other than shares held by Dissenting Shareholders) the right to surrender his or her Certificate in exchange for payment of the Merger Consideration, or in the case of a Dissenting Shareholder, to perfect his or her right to receive payment for his or her shares pursuant to the FBCA if such holder has validly perfected and not withdrawn his or her right to receive payment for his or her shares, and no transfer of Shares shall be made on the stock transfer books of the Surviving Corporation. Certificates presented to the Surviving Corporation after the Effective Time shall be canceled and exchanged for cash as provided in this
Article II. At the close of business on the day of the Effective Time the stock ledger of the Company with respect to Common Stock shall be closed.

            2.11 Stock Option and Other Plans. Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and use its reasonable efforts to take all other actions necessary to provide for the cancellation, effective at the Effective Time, of all the outstanding stock options to purchase Common Stock (the "Options") heretofore granted under any stock option plan of the Company (the "Stock Plans"). Immediately prior to the Effective Time, the Company shall use its reasonable efforts to ensure that each Option, whether or not then vested or exercisable, shall no longer be exercisable for the purchase of shares of Common Stock but shall entitle each holder thereof, in cancellation and settlement therefor, to payments in cash (subject to any applicable withholding taxes, the "Cash Payment"), at the Effective Time, equal to the product of (x) the total number of shares of Common Stock subject to such Option whether or not then vested or exercisable and (y) the excess of the Merger Consideration over the exercise price per share of

Common Stock subject to such Option, each such Cash Payment to be paid to each holder of an outstanding Option at the Effective Time. As provided herein, the Company shall use its reasonable efforts to ensure that the Stock Plans shall terminate as of the Effective Time and the provisions of any Employee Benefit Plan (as defined in Section 3.01(i)) providing for the issuance or grant of shares of the capital stock of the Company shall be deleted as of the Effective Time. The Company will take all reasonable steps to ensure that neither the Company nor any of its Subsidiaries is or will be bound by any Options, other options, warrants, rights or agreements which would entitle any Person, other than Parent or its affiliates, to own or purchase any capital stock of the Surviving Corporation or any of its subsidiaries. The Company will use its reasonable efforts to obtain any necessary consents to ensure that after the Effective Time, the only rights of the holders of Options to purchase shares of Common Stock in respect of such Options will be to receive the Cash Payment in cancellation and settlement thereof.

            2.12 Articles of Incorporation of the Surviving Corporation. The Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter duly amended as provided by law and such Articles of Incorporation, provided, that, such Articles of Incorporation shall at all times be in accordance with the provisions of Section 4.11 hereof.

            2.13 By-Laws of the Surviving Corporation. The By-Laws of the Company, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter duly amended as provided by law and such By-Laws.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

            3.01 Representations and Warranties of the Company. The Company hereby represents and warrants to Parent and Purchaser that, except as disclosed in the Commission Filings or (subject to the proviso below) the disclosure letter delivered by the Company to the Parent and Purchaser upon execution of this Agreement (the "Company Disclosure Letter"), provided that items disclosed in one section of the Company Disclosure Letter shall be deemed disclosed on each other section of the Company Disclosure Letter to the extent that such matter would reasonably be expected to be pertinent to such other section in light of the disclosure made on the first section:

            (a) Due Organization, Good Standing and Corporate Power. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and each such corporation has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where such failure to be so qualified or licensed and in good standing would not, and would not be reasonably likely to, have a Material Adverse Effect. As used in this Agreement, "Material Adverse Effect" means any material adverse effect on the business, results of operation or financial condition of the Company and its Subsidiaries, taken as a whole, but shall not include any changes, events, effects or circumstances (i) arising in connection with the consideration, announcement or performance of the transactions contemplated by this Agreement, (ii) affecting the economy generally or affecting generally any industry in which the Company or any of its Subsidiaries operates, or (iii) affecting the securities markets generally.

            (b) Authorization and Validity of Agreement. The Company has the corporate power and authority to execute and deliver this Agreement and, subject to obtaining shareholder approval as required by Section 607.1103 of the FBCA, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company, and the consummation by it of the transactions contemplated hereby, have been duly authorized by its Board of Directors and no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby (other than (i) any required approval by the Company's shareholders in connection with the consummation of the Merger, (ii) the filing and recordation of appropriate merger documents as required by the FBCA and (iii) the other items set forth in
Section 3.01(d)). This Agreement has been duly executed and delivered by the Company and, subject to obtaining shareholder approval and assuming the due and valid authorization, execution and delivery hereof by Parent and Purchaser, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

            (c) Capitalization. (i) The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, 1,900,331 shares of which are designated as restricted voting stock, and 1,000,000 shares of preferred stock. As of February 17, 2000, (1) 13,985,086 shares of Common Stock were issued and outstanding, of which 1,340,205 shares were designated restricted voting stock,
(2) 2,717,315 shares of Common Stock were reserved for issuance pursuant to outstanding Options granted under the Stock Plans, (3) no shares of preferred stock were issued and outstanding, and (4) no shares of Common Stock and no shares of preferred stock were held, in the aggregate, by the Company's Subsidiaries. All issued and outstanding shares of Common Stock have been duly authorized, validly issued and are fully paid and nonassessable and are not subject to, nor were they issued in violation of, any preemptive rights. Except as set forth in Section 3.01(c) there are not as of the date hereof, and at the Effective Time there will not be, any outstanding or authorized shares of capital stock of the Company, options, warrants, rights, subscriptions, claims of any character, agreements, rights of redemption, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to Common Stock or any other shares of capital stock of the Company, pursuant to which the Company is or may become obligated to issue shares of Common Stock, any other shares of its capital stock or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of the capital stock of the Company.

                  (ii) The Company Disclosure Letter lists all of the Company's Subsidiaries. All of the outstanding shares of capital stock or other equity interests of each of the Company's Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable, are not subject to, nor were they issued in violation of, any preemptive rights, and are owned, of record and beneficially, by the Company or one of its direct or indirect wholly owned Subsidiaries, and except for liens held by Bank of America in connection with the Existing Credit Facility (as defined in Section 4.03(b)), free and clear of all liens, encumbrances, options or claims whatsoever. No shares of capital stock of any of the Company's Subsidiaries are reserved for issuance and there are no outstanding or authorized options, warrants, rights, subscriptions, claims of any character, agreements, obligations, rights of redemption, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to the capital stock of any Subsidiary, pursuant to which such Subsidiary is or may become obligated to issue any shares of capital stock of such Subsidiary or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of such Subsidiary. Except for restrictions under applicable law, there are no restrictions of any kind which prevent the payment of dividends by any of the Company's Subsidiaries to the Company. The Company does not own, directly or indirectly, any capital stock, equity or ownership interest in any Person (other than the Subsidiaries listed on the Disclosure Schedule) that has any material assets or liabilities and neither the Company nor any of its Subsidiaries is subject to any obligation or requirement to provide material funds for or to make any material investment (in the form of a loan or capital contribution) to or in any Person.

            (d) Consents and Approvals; No Violations. In the event (i) the filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), are made and any applicable waiting period thereunder has been terminated or has expired, (ii) the requirements of the Exchange Act relating to the Proxy Statement and the Offer, the Securities Act and the various "blue sky laws" are met, (iii) the filing of the Articles of Merger and other appropriate merger documents, if any, as required by the FBCA are properly made, (iv) any required approval by the Company's shareholders in connection with the consummation of the Merger is received, and (v) filings with the Nasdaq National Market are properly made, the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby will not: (1) violate any provision of the Articles of Incorporation or By-Laws of the Company or the comparable governing documents of any of its Subsidiaries, in each case, as amended; (2) violate any law, statute, ordinance, rule, regulation, order or decree of any court or of any governmental or regulatory body, agency or authority applicable to the Company or any of its Subsidiaries or by which any of their respective properties or assets may be bound; (3) require on the part of the Company any filing with, or permit, consent or approval of, or the giving of any notice to, any governmental or regulatory body, agency or authority; or (4) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation, payment or acceleration) under, or result in the creation of any lien, security interest, charge or encumbrance (each an "Encumbrance") upon any of the properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease, franchise agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which it or any of their respective properties or assets are bound except, in the case of clauses (2), (3) and (4) above, for any such filing, permit, consent, approval, the failure to obtain or make which, and except for any breach, violation or Encumbrance which, would not have and would not be reasonably likely to have a Material Adverse Effect on the Company or would not prevent or materially delay, and would not be reasonably likely to prevent or materially delay, the consummation of the transactions contemplated by this Agreement.

            (e) Company Reports and Financial Statements. Since January 1, 1998, the Company has filed all forms, reports, schedules and documents, with the Commission required to be filed by it pursuant to the federal securities laws and the Commission rules and regulations thereunder (as such reports have been amended since the date of their filing, collectively, the "Commission Filings"). Except to the extent amended or superseded by a subsequent filing with the Commission made prior to the date hereof, as of their respective dates, the Commission Filings (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the Commission thereunder. None of the Company's Subsidiaries is required to file any forms, reports, schedules or other documents with the Commission under the Exchange Act or the Securities Act. The financial statements of the Company included in the Commission Filings (collectively, the "Financial Statements"), complied, as of the respective dates of filing with the Commission, in all material respects with applicable accounting requirements and the published rules and regulations of the Commission with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") (as in effect from time to time) applied on a consistent basis in all material respects, (except as may be indicated therein or in the notes or schedules thereto and except, in the case of unaudited interim statements, as may be permitted under the Exchange Act or the Securities Act) and fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the results of their operations and changes in cash flows for the periods then ended (subject, in the case of the unaudited financial statements, to the absence of notes and normal recurring year-end audit adjustments).

            (f) Absence of Certain Changes. Except as otherwise contemplated by this Agreement, since December 31, 1999, (i) the Company and its Subsidiaries have, in all material respects, conducted their respective businesses only in the ordinary course, (ii) neither the Company nor any of its Subsidiaries has taken any of the actions restricted by Sections 4.03(b)(i), (ii), (iii), (iv),
(v), (viii), (ix), (xi), (xii) and (xiv) or (c), and (iii) the Company and its Subsidiaries have not suffered any change constituting a Material Adverse Effect or that would be reasonably likely to have a Material Adverse Effect.

            (g) Compliance with Laws. The Company and its Subsidiaries are in compliance with all applicable laws, regulations, orders, judgments and decrees (other than with respect to taxes, Environmental Laws, employee benefits and federal securities laws, which are the subject of specific representations contained in this Agreement) except where the failure to so comply would not have, and would not reasonably be expected to have, a Material Adverse Effect on the Company and would not, and would not be reasonably likely to, prevent or materially delay consummation of the transactions contemplated by this Agreement and no written notice or claim has been received by the Company or to the Company's knowledge, has been filed, commenced or, threatened against the Company alleging or investigating any violation or potential violation of any of the foregoing, except alleged violations that individually or in the aggregate, would not have, and would not be reasonably likely to have a Material Adverse Effect. All licenses, permits and approvals required under such laws, rules and regulations are in full force and effect except where the failure to be in full force and effect would not have, and would not be reasonably likely to have, a Material Adverse Effect.

            (h) Litigation. There is no action, suit, proceeding at law or in equity, or any arbitration or any administrative or other proceeding by or before (or to the knowledge of the Company any investigation by) any governmental or other instrumentality or agency, pending against the Company or any of its Subsidiaries, or any of their properties or rights which would have, or would reasonably be expected to have, a Material Adverse Effect on the Company or would, or would be reasonably likely to, prevent or materially delay consummation of the transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries (nor any of their respective assets) is subject to any judgment, order, decree or settlement agreement entered in any lawsuit, proceeding or investigation which would, or would be reasonably likely to, have a Material Adverse Effect on the Company or would, or would be reasonably likely to, prevent or materially delay consummation of the transactions contemplated by this Agreement.

            (i) Employee Benefit Plans. Section 3.01(i) of the Company Disclosure Letter contains a true and complete list of any material bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, cafeteria, life insurance, health, accident, disability, or other insurance, severance, separation or other employee benefit plan, or policy, including, but not limited to, any "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), contributed to, maintained or sponsored by the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability or potential liability, and under which any employee or former employee, or director or independent agent or independent contractor of the Company or any of its Subsidiaries or any beneficiary thereof is covered, is eligible for coverage or has benefits (each, an "Employee Benefit Plan"). Except to the extent that any breach of the representations set forth in this sentence, individually or in the aggregate, would not have, and would not reasonably be expected to have, a Material Adverse Effect on the Company: (i) each Employee Benefit Plan is in compliance with applicable law and has at all times been administered and operated in all respects in accordance with its terms; (ii) each Employee Benefit Plan which is intended to be "qualified" within the meaning of Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), has received a favorable determination letter regarding its tax-qualified status, from the Internal Revenue Service and, to the knowledge of the Company , no event has occurred and no condition exists which would result in the revocation of any such determination, (iii) no Employee Benefit Plan is subject to Section 412 of the Code or Section 302 of ERISA or covered by Title IV of ERISA; (iv) neither the Company or any Person, who is, or at any time within the six-year period ending on the date hereof was, a member of a controlled group (within the meaning of Section 412(n)(6) of the Code) that includes, or at any time within the six-year period ending on the date hereof included, the Company or any

Subsidiary or any predecessor of the foregoing, has incurred, and no circumstances exist pursuant to which they would reasonably expect to incur, any unsatisfied liability under (A) Title IV of ERISA, (B) Chapter 43 of the Code or
(C) Section 502(i) or (l) of ERISA; (v) except as described in Section 3.01(i) of the Company Disclosure Letter, no benefit under any Employee Benefit Plan, including, without limitation, any severance or parachute payment plan or agreement, will be established or become accelerated, vested or payable by reason of any transaction contemplated under this Agreement; (vi) no tax has been incurred under Section 511 of the Code with respect to any Employee Benefit Plan (or trust or other funding vehicle pursuant thereto); (vii) no Employee Benefit Plan provides welfare benefit coverage beyond the termination of an employee's employment, except as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code ("COBRA") or any State laws requiring continuation of benefits coverage following termination of employment; (viii) no liability, claim, action or litigation, has been made, commenced or, to the Company's knowledge, threatened with respect to any Employee Benefit Plan (other than routine claims for benefits payable in the ordinary course, and appeals of denied such claims); and (ix) all contributions to Employee Benefit Plans that were required to be made on or before the date hereof under such Employee Benefit Plans have been made, and all benefits accrued under any unfunded Employee Benefit Plan that is a deferred compensation plan or pension plan within the meaning of Section 3(2) of ERISA have been paid, accrued or otherwise adequately reserved in accordance with GAAP, all of which accruals under such unfunded Employee Benefit Plans are as disclosed in Section 3.01(i) of the Company Disclosure Letter.

            (j) Taxes. (a) Except to the extent that the failure to do so would not have, and would not be reasonably expected to have, a Material Adverse Effect on the Company, each of the Company and its Subsidiaries has properly filed or caused to be properly filed all federal, state, local and foreign tax returns and tax reports which are required to be filed by, or with respect to, each of the Company and its Subsidiaries on or prior to the Effective Date (taking into account any extension of time to file granted to or on behalf of the Company or such Subsidiary) (collectively, the "Returns"). Except to the extent that the failure to be would not have, and would not be reasonably expected to have, a Material Adverse Effect on the Company, all such Returns are true, correct and complete. Except to the extent that the failure to do so would not, and would not be reasonably likely to, have a Material Adverse Effect on the Company, all federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise and other taxes, duties or assessments of any nature whatsoever (together with all interest, penalties and additions imposed with respect to such amounts) ("Taxes") due and payable by the Company including all amounts shown to be due on any Return have been properly paid or fully provided for on the books and records of the Company in accordance with GAAP, and except to the extent that the following would not have, and would not reasonably be expected to have, a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole:
(i) there are no written waivers in effect of the applicable statutory period of limitation for Taxes of the Company for any taxable period, (ii) no deficiency assessment or proposed adjustment with respect to any tax liability of the Company for any taxable period is pending or, to the knowledge of the Company, threatened, (iii) there are no outstanding requests by the Company or any of its Subsidiaries for any ruling of the U.S. Internal Revenue Service ("IRS"); (iv) there are no liens for Taxes (other than for current Taxes not yet due and payable for which adequate reserves have been established in accordance with GAAP) on the assets of the Company or any of its Subsidiaries; (v) neither the Company nor any of its Subsidiaries is a party to or bound by any agreement providing for the allocation or sharing of Taxes with any entity which is not, either directly or indirectly, a Subsidiary of the Company; and (vi) neither the Company nor any of its Subsidiaries has been a member of any "affiliated group" (as defined in section 1504(a) of the Code) or has any liability for Taxes of any Person other than the Company or any Subsidiary as a transferee or successor, by Contract, or otherwise.

            (k) Intellectual Properties. Except as would not have, and would not reasonably be expected to have, a Material Adverse Effect on the Company , the Company and its Subsidiaries own free and clear of all liens or have valid, binding and enforceable rights to use all U.S. and foreign patents, trademarks, trade names, service marks, service names, domain names, URLs, copyrights, registrations and applications therefor and licenses or other rights in respect thereof, computer technology (including all computer hardware, software, databases, systems and embedded chips, (collectively, "Computer Technology")) trade secrets, proprietary information, inventions, know-how, processes and procedures ("Intellectual Property") necessary to carry on the business of the Company or its Subsidiaries, without any known conflict with the rights of others. To the knowledge of the Company, the conduct of the business of the Company and its Subsidiaries, and the use by them of the Intellectual Property, do not infringe any rights of any Person that would have, or would reasonably be expected to have, a Material Adverse Effect on the Company and neither the Company nor any of its Subsidiaries has received any notice in writing from any other person pertaining to or challenging the right of the Company or any of its Subsidiaries to own or use any Intellectual Property, except with respect to rights the loss of which, individually or in the aggregate, would not have, and would not reasonably be likely to have, a Material Adverse Effect on the Company.

            (l) Proxy Statement and Schedule 14D-9. The definitive proxy statement and related materials, if any (or any amendment thereof or supplement thereto), to be furnished to the holders of Common Stock in connection with the Merger pursuant to Section 4.04 hereof (the "Proxy Statement") will comply in all material respects with the Exchange Act and the rules and regulations thereunder and any other applicable laws. If at any time prior to the Effective Time any event occurs which should be described in an amendment or supplement to the Proxy Statement, the Company will file and disseminate, as required, an amendment or supplement which complies in all material respects with the Exchange Act and the rules and regulations thereunder and any other applicable laws. Prior to its filing with the Commission, the amendment or supplement shall be delivered to Parent and its counsel. None of the information supplied by the Company in writing for inclusion in the Proxy Statement, will, at the date such information is mailed to the Company's shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein in order to make the statements made therein, in light of the circumstance under which they are made, not misleading.

            (m) Broker's or Finder's Fee. Except for Allen & Company Incorporated (whose fees and expenses will be paid by the Company in accordance with the Company's agreement with such firm, a copy of which has been delivered to Parent), no agent, broker, Person or firm acting on behalf of the Company is, or will be, entitled to any broker's, financial advisor's, finder's fees or similar fee from any of the parties hereto, or from any Person controlling, controlled by, or under common control with any of the parties hereto, in connection with this Agreement or any of the transactions contemplated hereby.

            (n) Environmental Laws and Regulations. Except as would not, and would not reasonably be likely to, have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole:

                        (i) Hazardous Materials have not been generated, used,
            treated or stored on any Company Property by the Company, except for quantities used or stored at such Company Property in compliance with Environmental Laws and required in connection with the normal operations and maintenance of such Company Property.

                        (ii) Hazardous Materials have not been Released or
            disposed of on any Company Property by the Company, except for quantities released or disposed of on such Company Property in compliance with Environmental Laws and required in connection with the normal operation and maintenance of such Company Property.

                        (iii) The Company and its Subsidiaries are in compliance
            with Environmental Laws and the requirements of permits issued under such Environmental Laws with respect to any Company Property.

                        (iv) There are no pending or, to the knowledge of the
            Company, threatened Environmental Claims against the Company, any of its Subsidiaries or, any Company Property.

                        (v) To the best knowledge of the Company, there are no
            underground storage tanks located on any Company Property.

            As used in this Section 3.01(n), the following terms shall have the meanings set forth below:

                        (i) "Company Property" means any real property and
            improvements owned, leased (as lessee or lessor), operated or occupied by the Company or any of its Subsidiaries at any time.

                        (ii) "Hazardous Materials" means (a) any petroleum or
            petroleum products, radioactive materials, asbestos in any form that is friable, urea formaldehyde foam insulation, polychlorinated biphenyls, and radon gas; and (b) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous substances," "restricted hazardous wastes," "toxic substances," "toxic pollutants," or words of similar import, under any applicable Environmental Law and (c) any other substance prohibited or regulated pursuant to the provisions of any Environmental Law.

                        (iii) "Environmental Law" means any federal,  state or
            local statute, law, rule, regulation, ordinance, code, policy or rule of common law in effect and in each case as amended as of
            the   Effective   Date,   and  any   judicial  or   administrative
            interpretation thereof as of the Effective Date, including any judicial or administrative order, consent decree or judgment,
            relating  to  the   environment,   health,   safety  or  Hazardous
            Materials, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C.ss. 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C.ss. 6901 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C.ss. 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C.ss. 2601 et seq.; the Clean Air Act, 42 U.S.C.ss.7401 et seq.; the Occupational Safety and Health Act, 29 U.S.C.ss. 651 et seq.; the Safe Drinking Water Act, 42 U.S.C.ss. 300f et seq.; the Oil Pollution Act of 1990, 33 U.S.C.ss.
            2701  et  seq.;  and  their  state  and  local   counterparts  and
            equivalents.

                        (iv) "Environmental Claims" means administrative,
            regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigations or proceedings relating in any way to any Environmental Law or any permit issued under any such Law (hereafter "Claims"), including (a) Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

                        (v) "Release" means disposing, discharging, injecting,
            spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like, into or upon any land or water or air, or otherwise entering into the environment.

            (o) State Takeover Statutes . Assuming the accuracy of the representations of the Purchaser contained in Section 3.02(e) of this Agreement, the Board of Directors of the Company has approved the Offer, the Merger, the Voting and Tender Agreement and this Agreement and Sections 607.0901 and
607.0902 of the FBCA are inapplicable to the Offer, the Merger, this Agreement, the Voting and Tender Agreement and the other transactions contemplated by this Agreement and the Voting and Tender Agreement. In the event the Special Meeting is required to approve the Merger and the adoption of this Agreement, the approval of the holders of a majority of the outstanding shares of Common Stock is the only vote required to approve the Merger and the adoption of this Agreement.

            (p) Opinion of Financial Advisor. The Company has received the opinion of Allen & Company Incorporated, to the effect that, as of the date of this Agreement, the consideration to be received in the Offer and the Merger by the Company's shareholders (other than Purchaser and Parent) is fair to the Company's shareholders from a financial point of view and a copy of such opinion has been, or will be, delivered to Parent and Purchaser.

            (q) Rights Agreement. The Board of Directors of the Company has taken all necessary action to authorize, and the Company has taken, or will take promptly, and notwithstanding any other provision of this Agreement will continue to take promptly, all necessary action to (i) render the Rights Agreement inapplicable with respect to the Offer, the Voting and Tender Agreement and the Merger and (ii) ensure that (A) neither Purchaser nor any of its Affiliates (as defined in the Rights Agreement) or Associates (as defined in the Rights Agreement) is considered to be an Acquiring Person (as defined in the Rights Agreement) and (B) provisions of the Rights Agreement, including the occurrence of a Distribution Date (as defined in the Rights Agreement), are not and shall not be triggered by reason of the announcement or consummation of the Offer, the Voting and Tender Agreement or the Merger.

            (r) Material Contracts. There exists no default on the part of the Company or any of its Subsidiaries under any material contract or agreement to which the Company or any of its Subsidiaries is a party, except for such default which would not, and would be reasonably likely not to, have a Material Adverse Effect on the Company.

            3.02 Representations and Warranties of Parent and Purchaser. Each of Parent and Purchaser represents and warrants to the Company as follows:

            (a) Due Organization; Good Standing and Corporate Power. Each of Parent and Purchaser is a corporation duly organized, validly existing and, to the extent applicable, in good standing under the laws of its jurisdiction of incorporation. Each of Parent and Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted except where the failure to have such power and authority, individually or in the aggregate, would not prevent or materially delay the consummation of the transactions contemplated by this Agreement. Purchaser was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated hereby. Purchaser has previously delivered to the Company correct and complete copies of the articles of incorporation and by-laws (or other comparable charter or organizational documents) of Purchaser.

            (b) Authorization and Validity of Agreement. Each of Parent and Purchaser has the corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Purchaser, and the consummation by each of them of the transactions contemplated hereby, have been duly authorized by the Board of Directors of Parent and the Board of Directors and sole shareholder of Purchaser. No other corporate action on the part of either Parent or Purchaser is necessary to authorize the execution, delivery and performance of this Agreement by each of Parent and Purchaser and the consummation by each of them of the transactions contemplated hereby (other than, in the case of Purchaser, the filing and recordation of appropriate merger documents as required by the
FBCA). This Agreement has been duly executed and delivered by Parent and Purchaser and is a valid and binding obligation of each of Parent and Purchaser, enforceable against each of Parent and Purchaser in accordance with its terms, except that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally, and general equitable principles.

            (c) Consents and Approvals; No Violations. In the event (i) the filings required under the HSR Act are made and any applicable waiting period thereunder has been terminated or has expired, (ii) the requirements of the Exchange Act relating to the Proxy Statement and the Offer and the various "blue sky laws" are met, and (iii) the filing of the Articles of Merger and other appropriate merger documents, if any, as required by the FBCA, the execution and delivery of this Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the transactions contemplated hereby will not: (1) violate any provision of the charter documents of Parent or the Articles of Incorporation or By-Laws of Purchaser; (2) violate any statute, ordinance, rule, regulation, order or decree of any court or of any governmental or regulatory body, agency or authority applicable to Parent or Purchaser or by which either of their respective properties or assets may be bound; (3) require any filing with, or permit, consent or approval of, or the giving of any notice to any governmental or regulatory body, agency or authority; or (4) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any Encumbrance upon any of the properties or assets of Parent or Purchaser or any of their subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease or other instrument or obligation to which Parent or Purchaser or any of their subsidiaries is a party, or by which they or their respective properties or assets may be bound except, in the cases of clauses (2), (3) and (4) above, for any such filing, permit, consent, approval, the failure to obtain or make which, and except for any breach, violation or Encumbrance which, would not prevent or materially delay consummation of the transactions contemplated by this Agreement.

            (d) Broker's or Finder's Fee. Except for Deutsche Bank Securities Inc. (whose fees and expenses as financial advisor to Parent and Purchaser will be paid by Parent or Purchaser), no agent, broker, Person or firm acting on behalf of Parent or Purchaser is, or will be, entitled to any fee, commission or broker's or finder's fees from any of the parties hereto, or from any Person controlling, controlled by, or under common control with any of the parties hereto, in connection with this Agreement or any of the transactions contemplated hereby.

            (e) Parent Not an Affiliated Shareholder. As of the date hereof, (i) neither Parent nor any of its affiliates is, with respect to the Company, an "interested shareholder" as such term is defined in Section 607.0901 of the FBCA and (ii) Parent and its subsidiaries collectively hold directly or indirectly less than 1% of the outstanding voting shares of the Company.

            (f) Financing. Parent will provide, or cause to be provided, to Purchaser sufficient funds to consummate the Offer and the Merger in accordance with this Agreement and to make all other necessary payments of fees and expenses required to be paid by Parent and Purchaser to consummate the transactions contemplated hereby.

                                   ARTICLE IV

                      TRANSACTIONS PRIOR TO EFFECTIVE DATE

            4.01 Access to Information Concerning Properties and Records. (a) During the period commencing on the date hereof and ending on the Effective Date, the Company shall, and shall cause each of its Subsidiaries to, upon reasonable notice, afford Parent, Purchaser, and their officers, employees, counsel, accountants, consultants and other authorized representatives, reasonable access during normal business hours to the properties, books, contracts, commitments and records of the Company and its Subsidiaries. The Company shall, and shall cause each of its Subsidiaries to, furnish promptly to Parent and Purchaser (a) a copy of each report, schedule, registration statement and other document filed by it or any of its Subsidiaries during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its or its Subsidiaries' business, properties and personnel as Purchaser may reasonably request.

            4.02 Confidentiality. Unless otherwise required by law or regulation (including stock exchange rules) and until the Appointment Date, information obtained by Parent and Purchaser and their respective officers, employees, counsel, accountants, consultants and other authorized representatives pursuant to Section 4.01 hereof shall be subject to the provisions of the Confidentiality Agreement between the Company and Parent dated January 11, 2000 (the "Confidentiality Agreement").

            4.03 Conduct of the Business of the Company Pending the Effective Date. The Company agrees that, except as permitted, required or contemplated by, or otherwise described in this Agreement or otherwise consented to or approved by Parent in writing (which consent or approval shall not be unreasonably withheld, conditioned or delayed), during the period commencing on the date hereof and ending on the earlier of (x) the date of termination of this Agreement in accordance with Article VI hereof and (y) the time the designees of Parent have been elected to, and shall constitute a majority of, the Board of Directors of the Company pursuant to Section 1.03 hereof (the "Appointment Date"):

            (a) the Company and each of its Subsidiaries will conduct their respective operations only according to their ordinary course of business consistent with past practice, or current plans, and will use their commercially reasonable efforts to preserve in all material respects their business organizations, keep available the services of their officers and key employees and maintain their existing relationships with material customers, suppliers, distributors, licensors, clients and others having business relationships with them;

            (b) except as permitted, required or contemplated by this Agreement, neither the Company nor any of its Subsidiaries shall: (i) make any change in or amendment to its Articles of Incorporation or By-Laws (or comparable governing documents); (ii) authorize for issuance, issue, sell or deliver (or agree or commit to issue, sell or deliver), whether pursuant to the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise, any shares of its capital stock (other than in connection with the exercise of Options outstanding on the date hereof); (iii) sell or pledge or agree to sell or pledge any stock owned by it in any of its Subsidiaries or any other entity in which it has an equity interest; (iv) acquire (by merger, consolidation, or acquisition of stock or assets or otherwise) any material corporation, partnership or other business or division thereof; (v) except in the ordinary course of business and except to the extent required under existing employee and director benefit plans, agreements or arrangements as in effect on the date of this Agreement, (a) increase the compensation or fringe benefits of any of its directors, officers or employees, (b) grant any severance or termination pay not currently required to be paid under existing severance plans, (c) enter into any employment, consulting or severance agreement or arrangement with any present or former director, officer or employee of the Company or any of its Subsidiaries, or (d) establish, adopt, enter into or amend or terminate any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees; (vi) except in the ordinary course of business, transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of, encumber or subject to any lien, any material assets or incur or modify any indebtedness for borrowed money (other than indebtedness incurred under the Amended and Restated Credit Agreement, dated as of July 30, 1999, between the Company and Bank of America (the "Existing Credit Facility")); (vii) make any material tax election or settle or compromise any material tax liability; (viii) except as required by applicable law or generally accepted accounting principles, make any change in its method of accounting; (ix) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries not constituting an inactive Subsidiary (other than the Merger); (x) make any material loans, advances or capital contributions to, or investment in, any other Person other than to any Subsidiary of the Company;
(xi) declare, set aside or pay any dividends on, or make or cause to be made any other distributions in respect of, any of its capital stock or other equity securities or any interest in any Person other than dividends and distributions by a direct or indirect Subsidiary of the Company to its parent; (xii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; (xiii) enter into any agreement providing for the acceleration of payment or performance or other consequences as a result of the transactions contemplated hereby or any other change of control of the Company except to the extent permitted under Section 4.07; (xiv) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any Subsidiary or any rights, warrants or options to acquire any such shares or other securities; (xv) enter into any contract or commitment with respect to capital expenditures (individually or in the aggregate) in an amount in excess of $2 million over the aggregate budgeted amount for all capital expenditures of the Company and its Subsidiaries taken as a whole, (xvi) other than in the ordinary course of business, cancel, amend or modify, in any material respect, any material contract or agreement to which the Company or any of its Subsidiaries is a party or enter into any material contract, or (xvii) agree, in writing or otherwise, to take any of the foregoing actions.

            (c) The Company shall not, and shall not permit any of its Subsidiaries to purchase or acquire, or offer to purchase or acquire, any shares of capital stock of the Company.

            4.04 Proxy Statement. If shareholder approval of the Merger is required by law, as promptly as practicable after the purchase of shares of Common Stock pursuant to the

Offer, the Company will prepare and file a preliminary Proxy Statement with the Commission and will use its reasonable efforts to respond to the comments of the Commission in connection therewith and to furnish all information required to prepare the definitive Proxy Statement (including, without limitation, financial statements and supporting schedules and certificates and reports of independent public accountants). Purchaser and the Company will cooperate with each other in connection with the preparation of the Proxy Statement. Without limiting the generality of the foregoing, Parent and Purchaser will furnish to the Company the information relating to it required by the Exchange Act to be set forth in the Proxy Statement. Promptly after the purchase of shares of Common Stock pursuant to the Offer, if required by the FBCA to consummate the Merger, the Company will cause the definitive Proxy Statement to be mailed to the shareholders of the Company and, if necessary, after the definitive Proxy Statement shall have been so mailed, promptly circulate amended, supplemental or supplemented proxy material and, if required in connection therewith, resolicit proxies.

            4.05  Shareholder Approval.

            (a) Promptly after the purchase of shares of Common Stock pursuant to the Offer, if required by the FBCA to consummate the Merger, the Company, acting through its Board of Directors, shall, in accordance with applicable law, duly call, convene and hold a special meeting of the holders of Common Stock (the "Special Meeting") for the purpose of voting upon this Agreement and the Merger and the Company agrees that this Agreement and the Merger shall be submitted at such special meeting. The Company shall use its reasonable efforts to solicit from its shareholders proxies, and, subject always to the fiduciary obligations of the Company's directors under applicable law as determined in good faith by them after consulting with outside counsel, shall take all other action necessary and advisable, to secure the vote of shareholders required by applicable law to obtain the approval for this Agreement and the Merger. Subject to the fiduciary obligations of the Company's directors under applicable law as determined in good faith by them after consulting with outside counsel, the Company agrees that it will include in the Proxy Statement the recommendation of its Board of Directors that holders of Common Stock approve and adopt this Agreement and approve the Merger. Parent and Purchaser will cause all shares of Common Stock owned by them and their affiliates to be voted in favor of the Merger.

            (b) Notwithstanding the foregoing, in the event that Purchaser shall acquire at least 80% of the outstanding Company Common Stock pursuant to the Offer, the Company agrees, at the request of Purchaser, subject to Article V, to take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition, without a meeting of the Company's shareholders, in accordance with Section 607.1104 of the FBCA.

            4.06 Reasonable Efforts. (a) Subject to the terms and conditions provided herein, each of the Company and Parent and Purchaser shall, and the Company shall cause each of its Subsidiaries to, cooperate and use their respective commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to make, or cause to be made, all filings necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, their respective reasonable efforts to obtain, prior to the Effective Date, all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Company and its Subsidiaries as are necessary for consummation of the transactions contemplated by this Agreement and to fulfill the conditions to the Offer and the Merger.

            (b) Prior to the Closing, each party shall promptly consult with the other parties hereto with respect to and, subject to such confidentiality agreements as may be reasonably necessary or requested, will provide any necessary information with respect to and provide the other (or its counsel) copies of, all filings made by such party with any governmental authority or any other information supplied by such party to a governmental authority in connection with this Agreement and the transactions contemplated by this Agreement. Each party hereto shall promptly inform the other of any communication from any governmental authority regarding any of the transactions contemplated by this Agreement unless otherwise prohibited by law. If any party hereto or affiliate thereof receives a request for additional information or documentary material from any such governmental authority with respect to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. To the extent that transfers of permits are required as a result of execution of this Agreement or consummation of the transactions contemplated hereby, the Company shall use its commercially reasonable efforts to effect such transfers.

            (c) Notwithstanding the foregoing, nothing in this Agreement shall be deemed to require Parent, Purchaser or the Company to defend against any litigation brought by any governmental authority seeking to prevent the consummation of the transactions contemplated hereby.

            4.07  No Solicitation of Other Offers.

            (a) The Company will notify Parent and Purchaser promptly, and in any event within one Business Day following the date of receipt thereof by the Company (or if received, or requested or initiated or continued with someone other than the Company when knowledge thereof is actually obtained by the Company), if, on or after the date of this Agreement, any proposals are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with the Company or any of its officers, directors, employees, investment bankers, attorneys, accountants or other agents, in each case in connection with any Acquisition Proposal (as hereinafter defined) or the possibility or consideration of making an Acquisition Proposal ("Acquisition Proposal Interest") indicating, in connection with such notice, the name of the Person making such Acquisition Proposal or indicating such Acquisition Proposal Interest and the material terms and conditions of any proposals or offers. Subject to Sections 4.07(b), (c) and (d), the Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal or Acquisition Proposal Interest. The Company agrees that it shall keep Parent and Purchaser informed, on a current basis, of the status and material terms of any Acquisition Proposal or Acquisition Proposal Interest.

            "Acquisition Proposal" shall mean any proposal or offer from any Person or group relating to any direct or indirect acquisition or purchase of a substantial amount of assets of the Company or any of its Subsidiaries or of all or any portion of any class of equity securities of the Company or any of its Subsidiaries, any tender offer or exchange offer that if consummated would result in any Person beneficially owning all or any portion of any class of equity securities of the Company or any of its Subsidiaries, any merger, consolidation, business combination, recapitalization, liquidation or dissolution involving the Company or any of its Subsidiaries or any transaction or series of transactions having similar economic effect, other than the transactions contemplated by this Agreement.

            (b) Except as provided in Section 4.07(c), the Company, from the date of this Agreement until the earlier of the termination of this Agreement and the Effective Time, will not, nor shall it authorize or permit its officers, directors, employees, to (and the Company will use commercially reasonable efforts to ensure that such persons and the Company's investment bankers, attorneys, accountants and other agents do not), directly or indirectly (i) initiate, solicit or knowingly encourage, or knowingly take any action to facilitate the making of, any offer or proposal which constitutes or is reasonably likely to lead to any Acquisition Proposal, (ii) enter into any agreement with respect to any Acquisition Proposal, or (iii) in the event of an unsolicited Acquisition Proposal for the Company, engage in negotiations or discussions with, or provide any information or data to, any Person (other than Parent, any of its affiliates or representatives) relating to any Acquisition Proposal; provided, however that nothing contained in this Section 4.07 shall prohibit the Company or the Board of Directors from (A) taking and disclosing to the Company's shareholders its position with respect to an offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act, (B) making such disclosure to the Company's shareholders as the Board of Directors determines in good faith, after receipt of advice from outside legal counsel, is required under applicable law or (C) otherwise complying with their fiduciary duties to shareholders.

            (c) Notwithstanding the foregoing, the Company may furnish information concerning its business, properties or assets to any Person pursuant to a confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement (as from time to time amended or waived) and may negotiate and participate in discussions and negotiations with such Person concerning an Acquisition Proposal if (x) such entity or group has on an unsolicited basis submitted a bona fide written proposal to the Company relating to any such transaction which the Board of Directors determines in good faith, after receiving advice from a nationally recognized investment banking firm, is (or could result in) a transaction superior to the Offer and the Merger and (y) in the good faith opinion of the Board of Directors, after consultation with outside legal counsel, providing such information or access or engaging in such discussions or negotiations is in the best interests of the Company and its shareholders and failure to provide such information or access or engage in such discussion or negotiations is inconsistent with the exercise of the fiduciary duties of the Board under applicable law (an Acquisition Proposal which satisfies clauses (x) (without regard to the phrase in parentheses) and (y) being referred to herein as a "Superior Proposal"). The Company shall promptly, and in any event within one Business Day following receipt of a Superior Proposal, notify Parent of the receipt thereof. The Company shall promptly provide to Parent any material non-public information regarding the Company provided to any other party which was not previously provided to Parent.

            (d) Except as set forth herein, neither the Board of Directors nor any committee thereof permitted by law to do so shall (i) withdraw or modify, or propose (publicly or to a third party) to withdraw or modify, in any manner adverse to Parent or Purchaser, the approval or recommendation by such Board of Directors or any such committee of the Offer, this Agreement or the Merger, (ii) approve or recommend or propose (publicly or to a third party) to approve or recommend, any Acquisition Proposal or (iii) enter into any acquisition agreement with respect to, or any other agreement which would approve, adopt or effect, any Acquisition Proposal (other than a confidentiality agreement as contemplated by Section 4.07(c)). Notwithstanding the foregoing, the Board of Directors may (I) withdraw or modify its approval or recommendation of the Offer, this Agreement or the Merger to the extent where not to do so would be inconsistent with the Board's fiduciary duties under applicable law and (II) approve or recommend a Superior Proposal, or enter into an acquisition agreement with respect to, or any other agreement which would approve, adopt or effect, a Superior Proposal, in the case of either clause (I) or (II), at any time after the third business day following the Company's delivery to Parent of written notice advising Parent that the Board of Directors intends to enter into an agreement with respect to a Superior Proposal.

            4.08 Notification. The Company shall give prompt notice to Parent and Parent shall give prompt notice to the Company, of (a) the occurrence (or non-occurrence) of any event the occurrence (or non-occurrence) of which would, or would reasonably be expected to, cause either (i) any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time or
(ii) any condition set forth in Annex A to be unsatisfied in any material respect at any time from the date hereof to the date Purchaser purchases Shares pursuant to the Offer (except to the extent any such condition refers to a specific date) and (b) any material failure of the Company, Purchaser or Parent, as the case may be, or any officer, director, employee or agent thereof, to comply with any covenant, condition or agreement to be complied with, satisfied or performed by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 4.08 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the representations and warranties of the parties or the conditions to the obligations of the parties hereto.

            4.09 HSR Act. The Company and Purchaser shall, as soon as practicable and in any event within five business days from the date of this Agreement, file Notification and Report Forms under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") and shall use their best efforts to respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division, including without limitation a request for additional information or documentation.

            4.10  Employee Benefits.

            (a) Until December 31, 2000, Purchaser and its affiliates shall ensure that all employees and officers of the Company and its Subsidiaries receive (i) the salary or wage level and bonus opportunity, to the extent applicable, at least equal to that in effect immediately prior to the date hereof, and (ii) benefits and other terms and conditions of employment that are substantially comparable in the aggregate to the benefits and terms and conditions received by such individuals immediately prior to the date hereof. Subject to the preceding sentence, nothing contained in this Agreement shall require Purchaser and its affiliates to provide comparable awards of equity-based compensation. Notwithstanding the foregoing, following the Effective Time, the Purchaser may terminate the employment of any employee (subject, for any such termination prior to January 1, 2001, to the payment of severance benefits payable to the employee in connection with such termination under any plan, practice or policy of the Company or any of its Subsidiaries and full payment and satisfaction of the employee's rights under any employment agreement). Until December 31, 2000, Purchaser and its affiliates shall keep in effect all severance and retention plans, practices and policies that are applicable to employees and officers of the Company and its Subsidiaries immediately prior to the date hereof.

            (b) Following the Effective Time, each employee benefit plan or policy, including without limitation, vacation, floating holiday, sickness, paid time off, retirement, severance and welfare plans sponsored by Purchaser or its affiliates shall credit, for purposes of eligibility to participate and vesting but not benefit accrual, all continuous service immediately prior to the Effective Time of employees and officers of the Company and its Subsidiaries with the Company and its Subsidiaries and their respective predecessors.

            4.11  Indemnification of Directors and Officers of the Company.

            (a) From and after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, an officer or director (the "Indemnified Party") of the Company or any of its Subsidiaries against all losses, claims, damages, liabilities, costs and expenses (including reasonable attorney's fees and expenses), judgments, fines, losses, and amounts paid in settlement (provided that any such settlement is effected with the written consent of Parent or the Surviving Corporation, which consent shall not be unreasonably withheld) in connection with any actual or threatened action, suit, claim, proceeding or investigation (whether arising before or after the Effective Time) (each a "Claim") to the extent that any such Claim is based on, or arises out of, (i) the fact that such person is or was a director or officer of the Company or any of its Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or (ii) this Agreement, or any of the transactions contemplated hereby, in each case to the extent that any such Claim pertains to any matter or fact arising, existing, or occurring prior to or at the Effective Time, regardless of whether such Claim is asserted or claimed prior to, at or after the Effective Time, to the full extent permitted under applicable law or the Company's Articles of Incorporation, By-Laws or indemnification agreements in effect at the date hereof, including provisions relating to advancement of expenses incurred in the defense of any action or suit. Without limiting the foregoing, in the event any Indemnified Party becomes involved in any capacity in any Claim, then from and after the Effective Date, the Surviving Corporation shall periodically advance to such Indemnified Party its reasonable legal and other expenses (including the cost of any investigation and preparation incurred in connection therewith), subject to the provision by such Indemnified Party of an undertaking to reimburse the amounts so advanced in the event of a final non-appealable determination by a court of competent jurisdiction that such Indemnified Party is not entitled thereto.

            (b) All rights to indemnification and all limitations on liability existing in favor of an Indemnified Party as provided in the Company's Articles of Incorporation, By-Laws or indemnification agreements as in effect as of the date hereof shall survive the Merger and shall continue in full force and effect, without any amendment thereto, for a period of six years from the Effective Date to the extent such rights are consistent with applicable law; provided, that in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims; provided, further, that any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under Florida law, the Company's Article of Incorporation or By-Laws or such agreements, as the case may be, shall be made by independent legal counsel selected by the Indemnified Party and reasonably acceptable to the Surviving Corporation; and provided, further, that nothing in this Section 4.11 shall impair any rights or obligations of any present or former directors or officers of the Company.

            (c) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary to effectuate the purposes of this Section 4.11, proper provision shall be made so that the successors and assigns of the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 4.11 and none of the actions described in the foregoing clauses (i) or (ii) shall be taken until such provision is made.

            (d) For a period of six years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect, without any lapses in coverage, policies of directors' and officers' liability insurance (or a "tail" policy), for the benefit of those persons who are covered by the Company's directors' and officers' liability insurance policies as of the date hereof, providing coverage with respect to matters occurring prior to the Effective Time that is at least equal to the coverage provided under the Company's current directors' and officers' liability insurance policies (copies of which have heretofore been delivered to Parent), to the extent that such liability insurance can be maintained at an annual cost to the Surviving Corporation of not greater than 200 percent of the premium for the current Company directors' and officers' liability insurance, provided that if such insurance (or "tail" policy) cannot be so maintained at such cost, the Surviving Corporation shall maintain as much of such insurance as can be so maintained at a cost equal to 200 percent of the current annual premiums of the Company for such insurance.

            (e) This Section 4.11 is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties, their heirs and personal representatives, and shall be binding on Parent and the Surviving Corporation and their successors and assigns.

                                    ARTICLE V

                         CONDITIONS PRECEDENT TO MERGER

            5.01 Conditions Precedent to Obligations of Parent, Purchaser and the Company. The respective obligations of Parent and Purchaser, on the one hand, and the Company, on the other hand, to effect the Merger are subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any and all of which may be waived in whole or in part by, respectively, the Company, on the one hand, and Parent, on the other hand, to the extent permitted by applicable law:

            (a) Approval of Company's Shareholders. To the extent required by applicable law, this Agreement and the Merger shall have been approved and adopted by holders of a majority of the outstanding shares of the Common Stock of the Company entitled to vote in accordance with applicable law (if required by applicable law) and the Company's Articles of Incorporation and By-Laws;

            (b) HSR Act. Any applicable waiting period (and any extension thereof) under the HSR Act applicable to the Merger shall have expired or been terminated;

            (c) Injunction. No preliminary or permanent injunction or other order shall have been issued by any court or by any governmental or regulatory agency, body or authority which prohibits the consummation of the Merger and the transactions contemplated by this Agreement and which is in effect at the Effective Time; provided, however, that, in the case of a decree, injunction or other order, any party asserting this condition shall have used its reasonable efforts to prevent the entry of any such decree, injunction or other order and to appeal as promptly as possible any decree, injunction or other order that may be entered;

            (d) Statutes. No statute, rule, regulation, executive order, decree or order of any kind shall have been enacted, entered, promulgated or enforced by any United States or United Kingdom court or governmental authority which prohibits the consummation of the Merger; and

            (e) Payment for Common Stock. Purchaser shall have accepted for payment and paid for the Shares validly tendered and not withdrawn pursuant to the Offer; provided, that the foregoing shall not be a condition to Purchaser's obligation to consummate the Merger if Purchaser's failure to purchase any Shares violates the terms of the Offer.

                                   ARTICLE VI

                           TERMINATION AND ABANDONMENT

            6.01 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time, whether before or after approval of the Merger by the Company's shareholders:

            (a) by mutual written consent of the Company, on the one hand, and of Parent, on the other hand;

            (b) by either Parent, on the one hand, or the Company, on the other hand, if any governmental or regulatory agency shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, shares of Common Stock pursuant to the Offer or the Merger and such order, decree or ruling or other action shall have become final and nonappealable;

            (c) by Parent, on the one hand, or the Company, on the other hand, if Purchaser has not purchased all shares of Common Stock tendered pursuant to the Offer within 90 days after commencement of the Offer (the "Outside Date"), unless such purchase shall not have occurred because of a material breach of any representation, warranty, obligation, covenant or agreement set forth in this Agreement on the part of the party seeking to terminate this Agreement;

            (d) by Parent if the Offer is terminated or expires in accordance with its terms without Purchaser having purchased any Common Stock thereunder due to an occurrence which would result in a failure to satisfy any of the conditions set forth on Annex A hereto, unless any such failure shall have been caused by or resulted from the material breach by Purchaser or Parent of any representation, warranty, obligation, covenant or agreement contained in this Agreement;

            (e) by Parent, if, prior to the purchase of shares of Common Stock in the Offer, the representations and warranties of the Company set forth in this Agreement which are not qualified by "Material Adverse Effect" shall not be true and correct and the fact, matter or circumstance giving rise to such untruth or incorrectness would have, or would reasonably likely to have a Material Adverse Effect, and the representations and warranties that are qualified by "Material Adverse Effect" shall not be true in any respect, at any time after the date hereof (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period), or the Company shall have breached or failed to perform or comply in any material respect with any obligation, agreement or covenant required by this Agreement to be performed or complied with by it, and, with respect to any such breach or failure to perform that is reasonably capable of being remedied within the time periods set forth below, the breach or failure to perform is not remedied prior to the earlier of (x) 10 days after Parent or Purchaser has furnished the Company with written notice of such breach or failure to perform or (y) two business days prior to the date on which the Offer expires; provided, however, that Parent shall not be entitled to terminate this Agreement pursuant to this Section 6.01(e) if it or Purchaser is in material breach of its representations and warranties, covenants or other obligations under this Agreement;

            (f) by the Company to allow the Company to enter into an agreement in accordance with Section 4.07(d) with respect to a Superior Proposal which the Board of Directors has determined is more favorable to the shareholders of the Company than the transactions contemplated hereby; provided, however, that the Company shall have complied in all material respects with Section 4.07, including the notice provision, and that it makes simultaneous payment of the Termination Fee;

            (g) by Purchaser, if the Board of Directors of the Company or any committee thereof, shall have (i) withdrawn, modified or changed in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer, the Merger or this Agreement or (ii) approved, taken a neutral position with respect to, or recommended to the shareholders of the Company any alternative Acquisition Proposal;

            (h) by the Company, if prior to purchase of shares in the Offer there shall have been a breach or failure to perform on the part of Purchaser or Parent of any of its representations, warranties, covenants or agreements contained in this Agreement and such breach or failure to perform has a material adverse effect on the ability of Purchaser or Parent to consummate the Offer or the Merger, and, with respect to any such breach or failure to perform that is reasonably capable of being remedied within the time periods set forth below, the breach or failure to perform is not remedied prior to the earlier of (x) 10 days after the Company has furnished Parent with written notice of such breach or failure to perform or (y) two business days prior to the date on which the Offer expires unless such failure shall have been caused by the failure of the Company to satisfy the conditions set forth in paragraph (c) or (d) of Annex A;

            (i) by the Company, if Purchaser shall have (i) failed to commence the Offer within seven Business Days following the date of this Agreement, or
(ii) terminated the Offer or the Offer shall have expired without Purchaser having purchased any Shares thereunder unless such failure shall have been caused by the failure of the Company to satisfy the conditions set forth in paragraph (c) or (d) of Annex A.

            6.02 Effect of Termination. (a) In the event of the termination of this Agreement pursuant to Section 6.01 hereof by Purchaser, on the one hand, or the Company, on the other hand, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become void and have no effect, and there shall be no liability hereunder on the part of Parent, Purchaser or the Company, except (i) as set forth in Sections 4.02, 7.01 and this Section 6.02 hereof, which shall survive any termination of this Agreement, and (ii) nothing in this Section 6.02 shall relieve any party to this Agreement of liability for breach of this Agreement.

            (b) If the Company shall have terminated this Agreement pursuant to
Section 6.01(f), then the Company shall pay simultaneously with such termination a fee (the "Termination Fee") of $13.5 million which amount shall be payable by wire transfer to such account as Parent may designate in writing to the Company.

            (c) If the Purchaser shall have terminated this Agreement pursuant to Section 6.01(g), then the Company shall pay within two Business Days following such termination to Parent the Termination Fee which shall be payable by wire transfer to such account as Parent may designate in writing to the Company.

                                   ARTICLE VII

                                  MISCELLANEOUS

            7.01 Fees and Expenses. Except as otherwise provided in Section 6.02, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

            7.02 Representations and Warranties. The respective representations and warranties of the Company, on the one hand, and Purchaser, on the other hand, contained herein or in any certificates or other documents delivered prior to or at the Closing Date shall not be deemed waived or otherwise affected by any investigation made by any party. Each and every such representation and warranty shall expire with, and be terminated and extinguished by, the Effective Time and thereafter none of the Company or Purchaser shall be under any liability whatsoever with respect to any such representation or warranty. This
Section 7.02 shall have no effect upon any other obligation of the parties hereto, whether to be performed before or after the Effective Time.

            7.03 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken by or on behalf of the respective Boards of Directors of the Company or Purchaser, may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein by any other applicable party or in any document, certificate or writing delivered pursuant hereto by any other applicable party or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

            7.04 Public Announcements. The Company, on the one hand, and Purchaser, on the other hand, agree to consult promptly with each other prior to issuing any press release or otherwise making any public statement with respect to the transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to such consultation and review by the other party of a copy of such release or statement. To the extent, if any, that the Confidentiality Agreement is inconsistent with this Section 7.04, the Confidentiality Agreement is hereby amended.

            7.05 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person or mailed, certified or registered mail with postage prepaid, or sent by telex, telegram or telecopier, as follows:

            (a)   if to the Company, to it at:

            Travel Services International, Inc.
            220 Congress Park Drive
            Delray Beach, FL  33445
            Telecopier:  (561) 266-6186

            Attention:  Suzanne Bell, Esq.

            with a copy to:
            White & Case LLP
            1155 Avenue of the Americas
            New York, NY  10036
            Telecopier:  (212) 354-8113

            Attention:  John M. Reiss, Esq.
                        Jorge L. Freeland, Esq.

            (b)   if to Purchaser or Parent, to it at:

            Airtours plc
            Parkway One, Parkway Business Centre
            300 Princess Road
            Manchester M 147QU
            United Kingdom

            Telecopier:  011-44-161-232-6562

            Attention:  James Jennings, Esq.
                        Greg McMahon

            with copies to:

            Morgan Lewis & Bockius LLP
            101 Park Avenue
            New York, New York   10178
            Telecopier:  (212) 309-6273

            Attention:  John Whitehead, Esq.

            and

            Addleshaw Booth & Co.
            100 Barbirolli Square
            Manchester M2 3AB England
            Telecopier:  011-44-161-934-6060

            Attention:  Paul Devitt

or to such other Person or address as any party shall specify by notice in writing to each of the other parties. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date of delivery unless if mailed, in which case on the third Business Day after the mailing thereof except for a notice of a change of address, which shall be effective only upon receipt thereof.

            7.06 Entire Agreement. This Agreement and the annex, schedules and other documents referred to herein or delivered pursuant hereto, collectively contain the entire understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior agreements and understandings, oral and written, with respect thereto.

            7.07 Binding Effect; Benefit; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and, with respect to the provisions of Sections 4.10 or 4.11 hereof, shall inure to the benefit of the Persons benefiting from the provisions thereof who are intended to be third party beneficiaries thereof, and, in each such case, their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Except as specified in the previous sentence, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

            7.08  GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.

            (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN, AND IN ALL RESPECT SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA APPLICABLE TO CONTRACTS TO BE PERFORMED WHOLLY IN SUCH STATE. The parties hereby irrevocably submit to the jurisdiction of the federal courts of the United States of America located in the State of Florida and the state courts of the State of Florida, solely in respect of the interpretation and enforcement of the provisions of this Agreement and in respect of the transactions contemplated hereby and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts, and the parties irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 7.05, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

            (b) IN ANY CIVIL ACTION, COUNTERCLAIM OR PROCEEDING, WHETHER AT LAW OR IN EQUITY, WHICH ARISES OUT OF, CONCERNS, OR RELATES TO THIS AGREEMENT, AND ANY AND ALL TRANSACTIONS CONTEMPLATED HEREUNDER, THE PERFORMANCE HEREOF, OR THE RELATIONSHIP CREATED HEREBY, WHETHER SOUNDING IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE, TRIAL WILL BE TO A COURT OF COMPETENT JURISDICTION AND NOT TO A JURY. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO OF THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. NEITHER PARTY HAS MADE OR RELIED UPON ANY ORAL REPRESENTATIONS TO OR BY ANY OTHER PARTY REGARDING THE ENFORCEABILITY OF THIS PROVISION. EACH PARTY HAS READ AND UNDERSTANDS THE EFFECT OF THIS JURY WAIVER PROVISION.

            7.09 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified and supplemented in writing by the parties hereto in any and all respects before the Effective Time (notwithstanding any shareholder approval), by action taken by the respective Boards of Directors of Purchaser and the Company or by the respective officers authorized by such Boards of Directors; provided, however, that after any such shareholder approval, no amendment shall be made which by law requires further approval by such shareholders without such further approval.

            7.10 Further Actions. Each of the parties hereto agrees that, subject to its legal obligations, it will use its best efforts to fulfill all conditions precedent specified herein, to the extent that such conditions are within its control, and to do all things reasonably necessary to consummate the transactions contemplated hereby.

            7.11 Headings. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

            7.12 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

            7.13 Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

            7.14  Certain Definitions.

            (a) "Business Day" shall mean any day, other than a Saturday, Sunday or a day on which banks located in New York, New York shall be authorized or required by law to close.

            (b) "Knowledge" Defined. When any representation or warranty contained in this Agreement or in the Company Disclosure Letter is expressly qualified by the knowledge of the Company, such knowledge shall mean the actual knowledge of Messrs. Joseph Vittoria and John Balson.

            (c) "Person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, a limited liability company, an unincorporated organization, a group and a government or other department or agency thereof.

            (d) "Subsidiary" with respect to the Company, shall mean and include
(x) any partnership of which the Company or any Subsidiary is a general partner or (y) any other entity in which the Company or any of its Subsidiaries owns or has the power to vote 50% or more of the equity interests in such entity having general voting power to participate in the election of the governing body of such entity.

            7.15 Transfer Taxes. All stamp, transfer, documentary, sales, use, registration and other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the transactions contemplated hereby (collectively, the "Transfer Taxes") shall be paid by Purchaser, and Purchaser shall, at its own expense, procure any stock transfer stamps required by, and properly file on a timely basis all necessary tax returns and other documentation with respect to, any Transfer Tax and provide to the Company evidence of payment of all Transfer Taxes.

                           [SIGNATURE PAGE FOLLOWS]

      IN WITNESS WHEREOF, each of Parent, Purchaser and the Company have caused this Agreement and Plan of Merger to be executed by their respective officers thereunto duly authorized, all as of the date first above written.



                                    AIRTOURS plc


                                    By  /s/ James S. Jennings
                                       --------------------------------------
                                       Name:  James S. Jennings
                                       Title: Director of Corporate Development


                                    BLUE SEA FLORIDA ACQUISITION INC.


                                    By  /s/ James S. Jennings
                                       --------------------------------------
                                       Name:  James S. Jennings
                                       Title: Vice President


                                    TRAVEL SERVICES INTERNATIONAL, INC.


                                    By  /s/ Suzanne B. Bell
                                       --------------------------------------
                                       Name:  Suzanne B. Bell
                                       Title: Senior Vice President, General
                                              Counsel and Secretary

                                                                         ANNEX A
                                                                         -------


            The capitalized terms used in this Annex A shall have the meanings set forth in the Agreement to which it is annexed, except that the term "Merger Agreement" shall be deemed to refer to the Agreement to which this Annex A is appended.
--------------------------------------------------------------------------------

            Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) Purchaser's right to extend and amend the Offer at any time in its sole discretion (subject to the provisions of the Merger Agreement), Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act, pay for any Shares validly tendered pursuant to the Offer and may postpone the acceptance of and, subject to the restrictions referred to above, payment for, Shares tendered pursuant to the Offer, (i) if any applicable waiting period under the HSR Act shall not have expired or been terminated or (ii) there shall not have been validly tendered and not properly withdrawn prior to the expiration of the Offer that number of Shares representing more than 50% of all Shares outstanding (calculated on a fully diluted basis, which shall mean, as of any date, the number of Shares that are actually issued and outstanding plus the number of Shares that the Company is required to issue pursuant to obligations outstanding under convertible securities, Options and otherwise on the date of purchase) (the "Minimum Condition"). Additionally and without limiting the foregoing, notwithstanding any other provision of the Offer but only in accordance with the provisions of
Section 1.01(a) of the Merger Agreement, Purchaser shall not be required to accept for payment or, subject to the restrictions referred to above, pay for any Shares, and may terminate or amend the Offer and may postpone the acceptance of, subject to the restrictions referred to above, payment for Shares, if at any time on or after the date of the Merger Agreement and at or before the time of payment for any such Shares (whether or not any Shares have theretofore been accepted for payment or paid for pursuant to the Offer) any of the following events shall occur:

            (a) there shall be any statute, rule, regulation, legislation, interpretation, judgment, order or injunction enacted, entered, enforced, promulgated, amended, issued, or

                                                                         Annex A
                                                                          Page 2

applied by, any legislative body, court, government or governmental, administrative or regulatory authority or agency, domestic or foreign, other than the routine application of the waiting period provisions of the HSR Act to the Offer or to the Merger, which is in effect and would, or would be reasonably likely to: (i) make illegal or otherwise directly or indirectly prohibit the Offer or the Merger, (ii) prohibit or materially limit the ownership or operation by Parent or Purchaser of all or any material portion of the business or assets of the Company and its Subsidiaries taken as a whole or of Parent or to compel Purchaser or Parent to dispose of or hold separately all or any material portion of the business or assets of Parent, the Company and their respective Subsidiaries, in each case taken as a whole, or seeking to impose any material limitation on the ability of Purchaser to conduct its business or own such assets, (iii) impose material limitations on the ability of Purchaser or render the Purchaser unable, to accept, pay for or purchase some or all of the Shares pursuant to the Offer and the Merger, or (iv) seek to impose material limitation on the ability of Purchaser or Parent effectively to exercise rights of ownership of the shares of Common Stock, including, without limitation, the right to vote any shares of Common Stock acquired or owned by Purchaser on all matters properly presented to the Company's shareholders, or require divestiture by Purchaser of any shares of Common Stock;

            (b) there shall be threatened in writing or pending any suit, action or proceeding by any United States or United Kingdom governmental authority against the Purchaser, Parent, the Company or any Subsidiary of the Company that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above;

            (c) any of the representations or warranties made by the Company in the Merger Agreement that are qualified by Material Adverse Effect shall be untrue or incorrect, or any such representation and warranty that is not so qualified shall be untrue or incorrect to the extent that such inaccuracy would, in each case as of the date of the final scheduled expiration of the Offer result in a Material Adverse Effect, except (i) for changes specifically permitted by this Agreement and (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct, as of such date;

            (d) the Company shall have failed in a material respect to perform or to comply with any agreement or covenant of the Company to be performed or complied with by it under this Agreement and, with respect to any such breach or failure to perform that is reasonably capable of being remedied within the time periods set forth below, the breach or failure to perform is not remedied prior to the earlier of (x) 10 days after the Purchaser has furnished the Company with written notice of such breach or failure to perform or (y) two business days prior to the date on which the Offer expires;

            (e) the Merger Agreement shall have been terminated in accordance with its terms; or

            (f) since the date of this Agreement, there shall have occurred any change (or any development that would be reasonably likely to result in any change) that constitutes a Material Adverse Effect on the Company;

                                                                         Annex A
                                                                          Page 3

            (g) the Board of Directors of the Company or any committee thereof shall have withdrawn, modified or changed in a manner adverse to Parent or the Purchaser its approval or recommendation of the Offer, the Merger or this Agreement, or approved or recommended any Acquisition Proposal or the Company shall have entered into any acquisition agreement with respect to, or any other agreement that would approve, adopt or effect, any Superior Proposal in accordance with Section 4.07(d) of this Agreement; or

            (h) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the London Stock Exchange, the New York Stock Exchange, the American Stock Exchange or the NASDAQ Stock Market for a period in excess of 24 hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or the United Kingdom (whether or not mandatory), (iii) a commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or the United Kingdom that constitutes a Company Material Adverse Effect or materially adversely affects or delays the consummation of the Offer, or (iv) any material limitation (whether or not mandatory) by any United States or United Kingdom governmental authority on the extension of credit generally by banks or other financial institutions;

      which, in the good faith judgment of Purchaser, in any such case, and regardless of the circumstances giving rise to such condition, make it inadvisable to proceed with the Offer and/or with such acceptance or payment or payments for shares of Common Stock.

      The foregoing conditions are for the sole benefit of Parent and Purchaser and, subject to the provisions of the Agreement may be asserted by Parent or Purchaser regardless of the circumstances giving rise to such condition and may be waived by Parent or Purchaser in whole or in part. The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any right, and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.